As filed with the Securities and Exchange Commission on July 28, 1998

                                                     Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

          ------------------------------------------------------------

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

          ------------------------------------------------------------

                           Wendy's International, Inc.
         --------------------------------------------------------------
               (Exact name of issuer as specified in its charter)

             Ohio                                       31-0785108
---------------------------------         --------------------------------------
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)

                  P.O. Box 256, 4288 West Dublin-Granville Road
                             Dublin, Ohio 43017-0256
          ------------------------------------------------------------
          (Address of Principal Executive Offices, including Zip Code)

                        Wendy's WeShare Stock Option Plan
                        ---------------------------------
                            (Full title of the plan)

                                Dana Klein, Esq.
                  P.O. Box 256, 4288 West Dublin-Granville Road
                             Dublin, Ohio 43017-0256
                  ---------------------------------------------
                     (Name and address of agent for service)

                                 (614) 764-3100
          -------------------------------------------------------------
          (Telephone number, including area code, of agent for service)


         Title of                          Proposed maximum    Proposed maximum
      securities to       Amount to be      offering price    aggregate offering       Amount of
      be registered        registered       per share (1)         price (1)        registration fee
------------------------------------------------------------------------------------------------------
Common Shares, without
par value                   200,000(2)         $22.78           $4,556,000.00         $1,344.02

(1) Estimated solely for purposes of calculating the registration fee; based upon the average of the high and low prices of Wendy's International, Inc. Common Shares on the New York Stock Exchange on July 24, 1998.

(2) In addition, pursuant to Rule 416 this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein and any additional securities which may become issuable pursuant to the anti-dilution provisions of the plan.

              (Page 1 of 26 pages; exhibit index on pages 9 and 10)

         This Registration Statement relates to an amendment to the Wendy's International, Inc. WeShare Stock Option Plan to increase the number of Common Shares authorized to be issued thereunder from 5,200,000 to 5,400,000. The contents of the Registrant's Registration Statements on Form S-8 with respect to the WeShare Stock Option Plan, Registration No. 33-36603, filed with the Securities and Exchange Commission (the "Commission") on August 29, 1990, Registration No. 333-09261, filed with the Commission on July 31, 1996, and Registration No. 333-32675, filed with the Commission on August 1, 1997, are hereby incorporated by reference pursuant to Instruction E of Form S-8. Also pursuant to Instruction E to Form S-8, the filing fee is being paid only with respect to the 200,000 Common Shares not previously registered.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference
         ---------------------------------------

         Registrant's Annual Report on Form 10-K for the year ended December 28, 1997, and all other reports filed with the Commission pursuant to the requirements of Section 13(a) or Section 15(d) of the Exchange Act since that date are hereby incorporated by reference, including the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 29, 1998.

         The description of the Common Shares of Registrant contained in Registrant's Registration Statement on Form S-3 (No. 33-28411) filed with the Commission on May 1, 1989, is hereby incorporated by reference.

         The description of the Preferred Stock Purchase Rights of Registrant contained in Registrant's Registration Statement on Form 8-A/A, Amendment No. 2 (No. 1-8116) filed with the Commission on December 8, 1997, is hereby incorporated by reference.

         Any definitive Proxy Statement or Information Statement filed pursuant to Section 14 of the Exchange Act and all reports which may be filed with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act subsequent to the date hereof prior to the completion of the offering contemplated hereby, shall also be deemed to be incorporated herein by reference and to be made a part hereof from the date of filing such documents.

Item 4.  Description of Securities.
         --------------------------

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.
         ---------------------------------------

         Dana Klein, Esq., is an employee of Registrant. As of July 24, 1998, Mr. Klein, together with members of his immediate family, owned an aggregate of 564 Common Shares of Registrant and options to purchase an aggregate of 26,510 Common Shares of Registrant.

Item 6.  Indemnification of Directors and Officers.
         ------------------------------------------

         Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by a corporation and provides as follows:

         (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

         (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

         (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite that adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

         (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

         (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

         (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

         (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit or proceeding referred to in division (E)(1) or (2) of this section;

         (b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

         (c) By the shareholders;

         (d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

         Any determination made by the disinterested directors under division
(E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

         (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

         (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

         (ii) Reasonably cooperate with the corporation concerning the action, suit or proceeding.

         (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

         (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

         (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

         (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6) and (7) of this section. Divisions
(E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

         (9) As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

         Section 5.01 of the Registrant's Regulations governs indemnification by Registrant and provides as follows:

                  Section 5.01. Indemnification. The corporation shall indemnify each director and officer, each former director and officer, and each person who may have served at its request as an officer, and each person who may have served at its request as a director, trustee, or officer of any other corporation, partnership, joint venture, trust or other enterprise, to the greatest extent permitted by Ohio law, with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party by reason of the fact that he is or was a director or officer of the corporation or is or was serving at its request as aforesaid. Indemnification hereunder shall include all expenses, including attorneys' fees, judgments, fines and amounts paid in settlement if actually and reasonably incurred by him in connection with such action, suit or proceeding. Such expenses shall be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. In addition, the corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee or agent of the corporation or is or was serving as an employee or agent of another enterprise at the request of the corporation; subject, however, to the limitations imposed by Ohio law. The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Articles or any agreement, vote of shareholders, or disinterested directors or otherwise (including, without limitation, any insurance), both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors, administrators and successors of such a person.

         In addition, Registrant has purchased insurance coverage under policies issued by The Chubb Group of Insurance Companies, National Union Insurance Company and CNA Insurance Companies which insure directors and officers against certain liabilities which might be incurred by them in such capacity.

Item 7.  Exemption from Registration Claimed.
         ------------------------------------

         Not Applicable.

Item 8.  Exhibits.
         ---------

         See the Exhibit Index attached hereto.

Item 9.  Undertakings.
         -------------

         Incorporated by reference from the Registrant's previous registration statement on Form S-8, registration number 33-36603.

                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on July 28, 1998.

                           WENDY'S INTERNATIONAL, INC.

                           By:   /s/ Frederick R. Reed          *
                                 --------------------------------
                                 Frederick R. Reed
                                 Chief Financial Officer, General
                                     Counsel & Secretary


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 28th day of July, 1998.

         Signature                               Title
         ---------                               -----

/s/  R. David Thomas  *             Director, Senior Chairman of the Board
-----------------------------
R. David Thomas

/s/  Gordon F. Teter  *             Director, Chairman of the Board, Chief
-----------------------------            Executive Officer & President
Gordon F. Teter

/s/  Frederick R. Reed  *           Director, Chief Financial Officer,
-----------------------------            General Counsel & Secretary
Frederick R. Reed

/s/  Ronald E. Musick *             Director, Executive Vice President
-----------------------------
Ronald E. Musick

/s/  Lawrence A. Laudick  *         Chief Accounting Officer, Senior
-----------------------------            Vice President & General Controller
Lawrence A. Laudick

/s/ W. Clay Hamner    *            Director
-----------------------------
W. Clay Hamner

/s/ Ernest S. Hayeck  *            Director
-----------------------------
Ernest S. Hayeck

                                   Director
-----------------------------
Janet Hill

/s/ Paul D. House  *               Director
-----------------------------
Paul D. House

/s/ Ronald V. Joyce   *            Director
-----------------------------
Ronald V. Joyce

/s/ Thomas F. Keller  *            Director
-----------------------------
Thomas F. Keller

                                   Director
-----------------------------
True H. Knowles

/s/ Andrew G. McCaughey   *        Director
-----------------------------
Andrew G. McCaughey

/s/ Fielden B. Nutter, Sr.  *      Director
-----------------------------
Fielden B. Nutter, Sr.

/s/ James V. Pickett  *            Director
-----------------------------
James V. Pickett

/s/ Thekla R. Shackelford   *      Director
-----------------------------
Thekla R. Shackelford


                                      Date
                                      ----

*By: /s/ Frederick R. Reed         July 28, 1998
     ------------------------
     Frederick R. Reed
     (Attorney-in-Fact)

                                              EXHIBIT INDEX
                                              -------------
Exhibit No.                                                        Page
-----------                                                        ----
 4(a)*  Indenture between the Company and                  Incorporated herein by
        The Huntington National Bank pertaining            reference from Form S-3
        to 7% debentures and 6.35% notes due               Registration Statement, File
        December 15, 2025 and December 15,                 No. 33-57101
        2005, respectively

 4(b)   Indenture for subordinated debt securities         Incorporated herein by
        between the Company and NBD Bank, as               reference from Exhibit 4(a) of
        trustee                                            Form 10-Q for the quarter
                                                           ended September 29, 1996

 4(c)   First Supplemental Indenture between the           Incorporated herein by
        Company and NBD Bank                               reference from Exhibit 4(b) of
                                                           Form 10-Q for the quarter
                                                           ended September 29, 1996

 4(d)   Amended and Restated Declaration of                Incorporated herein by
        Trust of Wendy's Financing I                       reference from Exhibit 4(c) of
                                                           Form 10-Q for the quarter
                                                           ended September 29, 1996

 4(e)   Certificate P-1 Evidencing Trust Preferred         Incorporated herein by reference
        Securities of Wendy's Financing I                  from Exhibit 4(d) of Form 10-Q for
                                                           the quarter ended September 29, 1996

 4(f)   Certificate P-2 Evidencing Trust Preferred         Incorporated herein by reference
        Securities of Wendy's Financing I                  from Exhibit 4(e) of Form 10-Q for
                                                           the quarter ended September 29,
                                                           1996

 4(g)   Preferred Securities Guarantee Agreement for       Incorporated herein by reference
        the benefit of the holders of Trust                from Exhibit 4(f) of Form 10-Q for
        Preferred Securities of Wendy's Financing I        the quarter ended September 29, 1996

 4(h)   5% Convertible Subordinated Debenture of the       Incorporated herein by reference
        Company                                            from Exhibit 4(g) of Form 10-Q for
                                                           the quarter ended September 29, 1996

 4(i)   Amended and Restated Rights Agreement between      Incorporated herein by reference
        the Registrant and American Stock Transfer         from Amendment No. 2 to Form 8-A/A
        and Trust Company                                  Registration Statement, File No. 1-8116

 5      Opinion of Dana Klein, Esq. as to legality         11

 23(a)  Consent of Accountants                             12

 23(b)  Consent of Dana Klein, Esq. (included
        in Exhibit 5)

 24     Powers of Attorney                                 13 - 26


* Neither the Company nor its subsidiaries are party to any other instrument with respect to long-term debt for which securities authorized thereunder exceed 10 percent of the total assets of the Company and its subsidiaries on a consolidated basis. Copies of instruments with respect to long-term debt of lesser amounts will be furnished to the Commission upon request.